Exhibit 99.1

16430 N. Scottsdale Road, Suite 450, Scottsdale, Arizona 85254 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA COMPLETES MERGER WITH TOLMAR
Scottsdale, Arizona — September 18, 2009 — Zila, Inc. (Nasdaq: ZILA) today announced the completion of the merger with a subsidiary of TOLMAR Holding, Inc. Pursuant to the merger agreement between the companies, at the effective time of the merger all outstanding shares of Zila’s common stock were converted into the right to receive $0.45 per share in cash.
As a result of the transaction, Zila has become a wholly owned subsidiary of TOLMAR Holding, Inc., which also owns Tolmar, Inc., a U.S. based privately held, pharmaceutical research, development, manufacturing and commercial operations company. TOLMAR Holding, Inc. expects Zila to continue as a stand alone business unit.
Effective with the close of trading today, Zila’s common stock has ceased to be traded on the Nasdaq Market.
About TOLMAR Holding, Inc.
TOLMAR Holding, Inc. is a private pharmaceutical company. Through its related companies it operates 5 manufacturing facilities outside the U.S. and sells commercially branded generics and in-licensed products in more than 20 countries.
About Zila, Inc.
Zila, Inc., headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices.
About Tolmar, Inc.
Tolmar, Inc. is a Colorado-based pharmaceutical research, development, manufacturing and commercial operations company. Tolmar develops and manufacturers both proprietary and generic pharmaceutical products with specific focus in therapeutic areas of dental, dermatology, and oncology. The company’s strengths include a proven developmental, clinical, regulatory and manufacturing infrastructure with highly trained and experienced staff.

Tolmar’s lead Dental product is ATRIDOX®, which is the only Locally Applied Antimicrobial that is clinically proven for all three of the following indications: gain in clinical attachment, reduction in probing depth, and reduction in bleeding on probing. Tolmar also manufactures and sells ATRISORB® FreeFlow™ and Atrisorb®-D FreeFlow™, which are bioabsorbable guided tissue regeneration barriers indicated for use in periodontal surgical procedures.
For more information about Zila and its products, please visit www.zila.com.
Contact:
Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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